Exhibit 99.1

FOR IMMEDIATE RELEASE

HEARTLAND PAYMENT SYSTEMS TO REPURCHASE MERCHANT PORTFOLIO

Princeton, NJ — September 26, 2005 - Heartland Payment Systems (NYSE: HPY) today announced that it has repurchased a merchant portfolio consisting of approximately 2,400 accounts from Certegy, Inc.  The purchase price for the portfolio was $3.0 million.  This portfolio was originally transferred by Heartland to Certegy in November 2000, and Heartland retained the responsibility for servicing the transferred accounts.

The original transaction was recorded on the Company’s financial statements as a financing arrangement.  The buyback of this portfolio and corresponding extinguishment of the associated unamortized liability will generate a $5.1 million one-time pre-tax gain during the third quarter.  There will be no material impact to the Company’s revenues or operating income as a result of the transaction.

Robert H.B. Baldwin, Jr., Heartland’s Chief Financial Officer, commented, “We believe the Certegy buyback strengthens our balance sheet going forward, eliminating approximately $8.1 million of liabilities and increasing our equity base by approximately $3.0 million.  However, outside of the reduction in the imputed interest expense associated with this financing arrangement, ongoing operations will not be affected by this transaction as we continued to recognize the economics of this portfolio while it was being serviced by us.”

In addition, Heartland announced that it will record a one-time charge of $2.6 million in its fiscal third quarter ending September 30, 2005 as a result of an increase in the fair value of outstanding warrants issued in conjunction with a July 2001 loan from BHC Interim Funding L.P.  These warrants were marked to their fair value when the Company’s initial public offering closed on August 16, 2005.  The warrants were converted to equity upon the closing of the IPO.

About Heartland:

Heartland Payment Systems, Inc. (HPS) delivers credit/debit card processing and payroll solutions to over 100,000 small to medium-sized merchants throughout the United States. HPS also provides additional services to its merchants such as gift and loyalty card programs, paper check authorization, and sells and rents point-of-sale devices and supplies.

With over 900 sales professionals nationwide, HPS builds long-term business relationships in local sales territories, providing merchants with enhanced technology tools that assist them in more effectively operating their businesses.

Heartland is also endorsed by over 50 state restaurant and hospitality associations nationwide. In 2002, and again in 2003, the company was selected by Inc. Magazine as one of the Top 500 fastest growing private companies in America, based on its last five years of financial performance.

www.heartlandpaymentsystems.com

Forward-looking Statements:

This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events.  Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors.  Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form S-1, as amended, and its Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

CONTACT:

Joseph J. Crivelli

Senior Vice President

Gregory FCA

27 West Athens Ave.

Ardmore, PA 19003

Tel: 610-642-8253, extension 23